Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

All amounts in the unaudited pro forma condensed combined financial information (the “pro forma financial information”) are in millions except per share amounts.

The following pro forma financial information presents the pro forma effects of the following (collectively, the “Transactions”):

•	The proposed transaction among The Kroger Co. (“Kroger”), Albertsons Companies, Inc. (“Albertsons”) and Kettle Merger Sub, Inc. (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Albertsons, with Albertsons surviving the merger, and becoming a direct, wholly-owned subsidiary of Kroger (collectively, the “Merger”) in accordance with the agreement entered into on October 13, 2022, (the “Merger Agreement”). Pursuant to the Merger Agreement, the shares of Class A common stock of Albertsons issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be automatically converted at the Effective Time into the right to receive $27.25 per share in cash, after adjusting for the $6.85 per share special dividend paid on January 20, 2023, to Albertsons’ stockholders of record as of October 24, 2022. The estimated Merger consideration of $15,891 (the “Merger Consideration”) is composed of a $15,778 cash payment to Albertsons’ stockholders upon close and an estimated fair value for the converted Albertsons equity awards attributable to pre-combination services amounting to $113 in non-cash consideration. The Merger Consideration implies an enterprise value of $23,540 including Kroger’s assumption of approximately $7,649 of Albertsons’ remaining net debt;

•	The related planned Divestitures (as described and defined under the heading “Divestitures to C&S” below) of certain Kroger and Albertsons stores, brands, banners, distribution centers, corporate facilities and other assets to C&S Wholesale Grocers LLC (“C&S”); and

•	The related planned financing (as described under the heading “Financing” below) to be entered into by Kroger.

The following pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of May 25, 2024, combines the historical unaudited condensed consolidated balance sheets of Kroger and Albertsons as of May 25, 2024, and June 15, 2024, respectively, giving effect to the Transactions as if they had been consummated on May 25, 2024.

The unaudited pro forma condensed combined statement of operations for the first quarter ended May 25, 2024, combines the historical unaudited consolidated statement of operations of Kroger for the first quarter ended May 25, 2024, and the historical unaudited condensed consolidated statement of operations of Albertsons for the first quarter ended June 15, 2024.

The unaudited pro forma condensed combined statement of operations for the year ended February 3, 2024, combines the historical audited consolidated statement of operations of Kroger for the year ended February 3, 2024, and the historical audited consolidated statement of operations of Albertsons for the year ended February 24, 2024. Each of the unaudited pro forma condensed combined statements of operations included herein give effect to the Transactions as if they had been consummated on January 29, 2023.

The difference between Kroger’s and Albertsons’ fiscal year-end and quarter-end dates as combined within the pro forma financial information is less than one fiscal quarter, as permitted under Rule 11-02 of Regulation S-X. Kroger’s fiscal year ended February 3, 2024, was a 53-week period whereas Albertsons’ fiscal year ended February 24, 2024, was a 52-week period. Both Kroger’s and Albertsons’ first quarters of 2024 were 16-week periods.

Pro forma accounting adjustments are prepared using the assumptions set forth in the notes to the pro forma financial information. The results set forth in the notes to the pro forma financial information include material adjustments that give effect to events that are directly attributable to the Transactions and are considered reasonable and supportable.

The pro forma financial information has been prepared from, and should be read in connection with:

•	The accompanying notes to the pro forma financial information;

•	The separate historical audited consolidated financial statements of Kroger as of and for the year ended February 3, 2024, included in Kroger’s Annual Report on Form 10-K filed with the SEC on April 2, 2024;

•	The separate historical unaudited consolidated financial statements of Kroger as of and for the first quarter ended May 25, 2024, included in Kroger’s Quarterly Report on Form 10-Q filed with the SEC on June 28, 2024;

•	The separate historical audited consolidated financial statements of Albertsons as of and for the year ended February 24, 2024, included in Albertsons’ Annual Report on Form 10-K filed with the SEC on April 22, 2024; and

•	The separate historical unaudited condensed consolidated financial statements of Albertsons as of and for the first quarter ended June 15, 2024, included in Albertsons’ Quarterly Report on Form 10-Q filed with the SEC on July 23, 2024.

Divestitures to C&S

On September 8, 2023, Kroger and Albertsons announced they entered into a definitive agreement with C&S for the sale of 413 stores, as well as the QFC, Mariano’s and Carrs banners, the exclusive licensing rights to the Albertsons banner in Arizona, California, Colorado and Wyoming, eight distribution centers, two offices and certain other assets in connection with the Merger. In addition, Kroger agreed to divest the Debi Lilly Design, Primo Taglio, Open Nature, ReadyMeals and Waterfront Bistro private label brands. On April 22, 2024, Kroger and Albertsons announced they had entered into an amended and restated purchase agreement with respect to their definitive agreement with C&S which increased the store count to a total of 579 divested stores, as well as the addition of the Haggen banner, and revised the exclusive licensing rights granted to C&S, such that in Arizona and Colorado, the exclusive licensing rights are to the Safeway banner rather than the Albertsons banner, with the exclusive licensing of the Albertsons banner in California and Wyoming remaining unchanged. In addition, the amended and restated agreement includes increased distribution capacity of C&S through a combination of different and larger distribution facilities and expanded transition services agreements to support C&S and the addition of one dairy facility. The amended and restated agreement also provides C&S with access to the Signature and O Organics private label brands and expands the corporate and office infrastructure provided to C&S. All fuel centers and pharmacies associated with the divested stores will remain with the stores. The stores will be divested by Kroger following the completion of the Merger (collectively, the “Divestitures”). Upon completion of the Divestitures, C&S will pay Kroger cash consideration of approximately $2,761, subject to certain customary adjustments. In addition, there will be a separate future transaction for the sale of select warehouse inventory, which is not expected to occur until after the closing of the Merger and is not reflected as an adjustment to the pro forma financial information.

The Divestitures are subject to fulfillment of customary closing conditions, including clearance by the Federal Trade Commission (“FTC”) and the completion of the Merger. The Albertsons assets, liabilities and respective historical operations that are expected to be divested in connection with the Divestitures are collectively referred to as the “Albertsons Divestitures.” The Kroger assets, liabilities and respective historical operations that are expected to be divested in connection with the Divestitures are collectively referred to as the “Kroger Divestitures.” In connection with the Divestitures, Kroger will temporarily provide certain technology, accounting, supply chain and other support services to C&S as part of a transition services agreement (“TSA”). Kroger expects to incur costs to stand up the systems and processes to support the TSA for which Kroger does not expect to be reimbursed. Other activities associated with the TSA are not reflected within the pro forma financial information as they are either not material or not determinable at this time. Kroger does not expect the net activities related to the TSA to have a material effect on its financial position or results of operations.

Refer to Note 6 for additional information about the Divestitures.

Financing

In connection with the Merger, on October 13, 2022, Kroger entered into a commitment letter with certain lenders pursuant to which the lenders committed to provide a $17,400 senior unsecured bridge term loan facility (the “Bridge Facility”), which, if entered into, would mature 364 days after the closing date of the Merger. The commitments under the Bridge Facility are intended to be drawn to fund a portion of the cash consideration for the Merger with Albertsons only to the extent alternative financing is not arranged prior to the closing of the Merger. As alternative financing for the Merger is secured, the commitments under the Bridge Facility are reduced.

On November 9, 2022, Kroger executed a term loan credit agreement (the “Term Loan Credit Agreement”) with certain lenders, pursuant to which the lenders committed to provide, contingent upon the closing of the Merger and certain other customary conditions to funding, (1) senior unsecured term loans in an aggregate principal amount of $3,000 (“Term Loan #1”) maturing on the third anniversary of the Merger closing date and (2) senior unsecured term loans in an aggregate principal amount of $1,750 (“Term Loan #2”) maturing on the date that is 18 months after the Merger closing date (collectively, the “Term Loan Facilities”). Borrowings under the Term Loan Facilities will be used to pay a portion of the consideration and other amounts payable in connection with the Merger. The entry into the Term Loan Credit Agreement reduced the amount available to be borrowed by Kroger under the Bridge Facility by $4,750, from $17,400 to $12,650. On April 12, 2024, Kroger voluntarily reduced the commitments under the Bridge Facility by $2,000 to $10,650.

The pro forma financial information reflects the incurrence, by Kroger, of $14,750 of new indebtedness to finance a portion of the Merger consideration, consisting of: (i) $4,750 incurred under the Term Loan Facilities, with maturities of up to three years, and (ii) $10,000 in additional new financing (“New Financing”) (collectively, the “Financing Arrangements”). Refer to Note 5 for additional information.

To satisfy the New Financing needs, Kroger expects to issue $10,000 of long-term indebtedness (“Expected Long-term Indebtedness”). In the event that Kroger does not issue the Expected Long-term Indebtedness, or such issuance is delayed, any borrowings under the Bridge Facility by Kroger to finance the Merger could result in a material difference to pro forma interest expense presented herein as the fees and interest rate with respect to borrowings under the Bridge Facility are expected to be greater than the fees and interest rates expected with respect to the Expected Long-term Indebtedness.

Further, Kroger plans to offer eligible holders of Albertsons outstanding notes the opportunity to exchange such outstanding notes for Kroger notes, upon the terms and subject to the conditions set forth in the offering memorandum and consent solicitation statement governing such offer (the “Exchange Offer”).

Accounting for the Transactions

The pro forma financial information has been prepared to reflect adjustments to Albertsons’ historical consolidated financial information that are (i) directly attributable to the Transactions and (ii) conform to Kroger’s financial reporting presentation by financial statement line item, as further discussed under the heading “Historical Albertsons as Adjusted” (Note 2) below.

The pro forma financial information reflects the following pro forma adjustments, based on available information and certain assumptions that Kroger believes are reasonable and supportable:

•	The Merger contemplated by the Merger Agreement under the acquisition method of accounting;

•	The Financing Arrangements;

•	Estimated fees associated with the Exchange Offer; and

•	The Divestitures in accordance with the definitive agreement with C&S.

The pro forma financial information reflects certain costs related to the Divestitures, but does not reflect any potential integration costs, anticipated operating efficiencies, cost savings or revenue opportunities that may result from the Transactions.

The pro forma financial information has been prepared using the acquisition method of accounting in accordance with business combination accounting guidance as provided in Accounting Standards Codification (“ASC”) 805, Business Combinations, with Kroger treated as the accounting acquirer for the Merger. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair value as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase price consideration has been allocated to the Albertsons assets acquired and liabilities assumed based upon management’s preliminary estimate of their fair value as of May 25, 2024. Any excess of the purchase price over the preliminary estimate of the fair value of identified assets acquired and liabilities assumed will be recorded as goodwill.

Kroger will perform a comprehensive review of Albertsons’ accounting and financial reporting policies in connection with the completion of the Merger. Kroger has determined on a preliminary basis that no significant adjustments, other than the reclassification adjustments described in Note 2, are necessary to conform Albertsons’ financial statement presentation to the accounting policies used by Kroger.

The pro forma financial information presented is for informational purposes only and is not indicative of the financial position or results of operations that would have occurred if the Transactions had been completed as of the dates set forth above, nor is it indicative of the future results of operations or consolidated financial position of Kroger following the Transactions. Differences between these preliminary estimates and the final acquisition and divestiture accounting may arise, and these differences could have a material effect on the accompanying pro forma financial information and Kroger’s future results of operations and financial position after the Transactions are consummated.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MAY 25, 2024

	Historical Kroger	Historical Albertsons as Adjusted (Note 2)	Acquisition Transaction Accounting Adjustments – Merger (Note 3)		Financing Adjustments (Note 5)		Pro Forma Combined Kroger Prior to Dispositions	Dispositions (Note 6)	Pro Forma Combined
ASSETS
Current assets
Cash and temporary cash investments	$2,846	$208	$(15,982)	(s)	$14,669	(a)	$1,741	$615	$2,356
Store deposits in-transit	1,226	745	-		-		1,971	-	1,971
Receivables	1,968	809	-		-		2,777	-	2,777
Inventories, net	6,694	4,720	(85)	(a) (k)	-		11,329	(120)	11,209
Assets held for sale	607	-	3,802		-		4,409	(3,802)	607
Prepaid and other current assets	822	388	(23)	(l)	-		1,187	-	1,187
Total current assets	14,163	6,870	(12,288)		14,669		23,414	(3,307)	20,107

Property, plant and equipment, net	25,537	10,330	3,190	(b) (m)	-		39,057	(405)	38,652
Operating lease assets	6,695	6,018	(1,067)	(c) (n)	-		11,646	(645)	11,001
Intangibles, net	864	1,595	2,230	(d) (o)	-		4,689	(141)	4,548
Goodwill	2,673	1,201	6,750	(i)	-		10,624	(169)	10,455
Other assets	1,647	725	(24)	(e)	-		2,348	-	2,348

Total Assets	$51,579	$26,739	$(1,209)		$14,669		$91,778	$(4,667)	$87,111

LIABILITIES
Current liabilities
Current portion of long-term debt including obligations under finance leases	$198	$83	$(10)	(r)	$2,072	(a)	$2,343	$(2,077)	$266
Current portion of operating lease liabilities	665	675	(102)	(p)	-		1,238	(47)	1,191
Accounts payable	10,777	4,122	(24)	(q)	-		14,875	-	14,875
Accrued salaries and wages	1,208	920	(168)	(q)(u)	-		1,960	(33)	1,927
Liabilities held for sale	242	-	1,263		-		1,505	(1,263)	242
Other current liabilities	3,288	1,928	(27)	(q)	-		5,189	476	5,665
Total current liabilities	16,378	7,728	932		2,072		27,110	(2,944)	24,166

Long-term debt including obligations under finance leases	12,021	7,775	(212)	(g) (r)	12,597	(a)	32,181	(88)	32,093
Noncurrent operating lease liabilities	6,412	5,610	(920)	(p)	-		11,102	(640)	10,462
Deferred income taxes	1,535	755	1,930	(h)	-		4,220	(476)	3,744
Pension and postretirement benefit obligations	386	195	-		-		581	-	581
Other long-term liabilities	2,434	1,763	-		-		4,197	-	4,197

Total Liabilities	39,166	23,826	1,730		14,669		79,391	(4,148)	75,243

SHAREOWNERS’ EQUITY

Shareowners’ equity	12,418	2,913	(2,939)	(t)	-		12,392	(519)	11,873
Noncontrolling interests	(5)	-	-		-		(5)	-	(5)

Total Equity	12,413	2,913	(2,939)		-		12,387	(519)	11,868

Total Liabilities and Equity	$51,579	$26,739	$(1,209)		$14,669		$91,778	$(4,667)	$87,111

The accompanying notes are an integral part of the pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FIRST QUARTER ENDED MAY 25, 2024

	Historical Kroger	Historical Albertsons as Adjusted (Note 2)	Acquisition Transaction Accounting Adjustments – Merger (Note 4)		Financing Adjustments (Note 5)		Pro Forma Combined Kroger Prior to Dispositions	Dispositions (Note 6)	Pro Forma Combined
Sales	$45,269	$24,230	$-		$-		$69,499	$(6,387)	$63,112

Operating expenses
Merchandise costs, including advertising, warehousing, and transportation, excluding items shown separately below	35,124	17,298	50	(b)	-		52,472	(4,600)	47,872
Operating, general and administrative	7,604	5,645	(10)	(f) (g)	-		13,239	(1,277)	11,962
Rent	269	309	-		-		578	(81)	497
Depreciation and amortization	978	525	(64)	(c)	-		1,439	(44)	1,395

Operating profit	1,294	453	24		-		1,771	(385)	1,386

Other income (expense)
Interest expense	(123)	(146)	1	(d)	(233)	(b)	(501)	3	(498)
Non-service component of company-sponsored pension plan benefits	4	3	-		-		7	-	7
Gain on investments	16	-	-		-		16	-	16

Net earnings before income tax expense	1,191	310	25		(233)		1,293	(382)	911

Income tax expense	235	69	6	(e)	(56)	(c)	254	(92)	162

Net earnings including noncontrolling interests	956	241	19		(177)		1,039	(290)	749
Net income attributable to noncontrolling interests	9	-	-		-		9	-	9

Net earnings attributable to The Kroger Co.	$947	$241	$19		$(177)		$1,030	$(290)	$740

Net earnings attributable to The Kroger Co. per basic common share	$1.30								$1.02

Average number of common shares used in basic calculation	721								721

Net earnings attributable to The Kroger Co. per diluted common share	$1.29								$1.00

Average number of common shares used in diluted calculation	727								733

The accompanying notes are an integral part of the pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED FEBRUARY 3, 2024

	Historical Kroger	Historical Albertsons as Adjusted (Note 2)	Acquisition Transaction Accounting Adjustments – Merger (Note 4)		Financing Adjustments (Note 5)	Pro Forma Combined Kroger Prior to Dispositions	Dispositions (Note 6)	Pro Forma Combined
Sales	$150,039	$79,120	$-		$-	$229,159	$(20,937)	$208,222

Operating expenses
Merchandise costs, including advertising, warehousing, and transportation, excluding items shown separately below	116,675	56,535	319	(b)	-	173,529	(15,168)	158,361
Operating, general and administrative	26,252	17,847	169	(a) (f) (g)	-	44,268	(4,011)	40,257
Rent	891	979	-		-	1,870	(261)	1,609
Depreciation and amortization	3,125	1,690	(195)	(c)	-	4,620	(150)	4,470

Operating profit	3,096	2,069	(293)		-	4,872	(1,347)	3,525

Other income (expense)
Interest expense	(441)	(500)	26	(d)	(774) (b)	(1,689)	8	(1,681)
Non-service component of company-sponsored pension plan benefits	30	20	-		-	50	-	50
Gain on investments	151	-	-		-	151	-	151
Loss on sale to C&S	-	-	-		-	-	(446)	(446)

Net earnings before income tax expense	2,836	1,589	(267)		(774)	3,384	(1,785)	1,599

Income tax expense	667	293	(64)	(e)	(186) (c)	710	(428)	282

Net earnings including noncontrolling interests	2,169	1,296	(203)		(588)	2,674	(1,357)	1,317
Net income attributable to noncontrolling interests	5	-	-		-	5	-	5

Net earnings attributable to The Kroger Co.	$2,164	$1,296	$(203)		$(588)	$2,669	$(1,357)	$1,312

Net earnings attributable to The Kroger Co. per basic common share	$2.99							$1.81

Average number of common shares used in basic calculation	718							718

Net earnings attributable to The Kroger Co. per diluted common share	$2.96							$1.78

Average number of common shares used in diluted calculation	725							730

The accompanying notes are an integral part of the pro forma condensed combined financial statements.

Notes TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

All amounts in the notes to the pro forma financial information are in millions except per share amounts.

1.	BASIS OF PRESENTATION

The pro forma financial information is prepared in conformity with Article 11 of Regulation S-X. The historical information of Kroger and Albertsons is presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The pro forma financial information reflects the following pro forma adjustments, based on available information and certain assumptions that Kroger believes are reasonable and supportable:

●	The Merger contemplated by the Merger Agreement under the acquisition method of accounting;

●	The Financing Arrangements;

●	Estimated fees associated with the Exchange Offer; and

●	The Divestitures in accordance with the definitive agreement with C&S.

The pro forma financial information does not reflect any potential integration costs, anticipated operating efficiencies, cost savings or revenue opportunities that may result from the Transactions.

The unaudited pro forma condensed combined balance sheet as of May 25, 2024, combines the historical unaudited condensed consolidated balance sheets of Kroger and Albertsons as of May 25, 2024, and June 15, 2024, respectively, giving effect to the Transactions as if they had been consummated on May 25, 2024.

The unaudited pro forma condensed combined statement of operations for the first quarter ended May 25, 2024, combines the historical unaudited consolidated statement of operations of Kroger for the first quarter ended May 25, 2024, and the historical unaudited condensed consolidated statement of operations of Albertsons for the first quarter ended June 15, 2024.

The unaudited pro forma condensed combined statement of operations for the year ended February 3, 2024, combines the historical audited consolidated statement of operations of Kroger for the year ended February 3, 2024, and the historical audited consolidated statement of operations of Albertsons for the year ended February 24, 2024. Each of the unaudited pro forma condensed combined statements of operations included herein give effect to the Transactions as if they had been consummated on January 29, 2023.

The difference between Kroger’s and Albertsons’ fiscal year-end and quarter-end dates as combined within the pro forma financial information is less than one fiscal quarter, as permitted under Rule 11-02 of Regulation S-X. Kroger’s fiscal year ended February 3, 2024, was a 53-week period whereas Albertsons’ fiscal year ended February 24, 2024, was a 52-week period. Both Kroger’s and Albertsons’ first quarters of 2024 were 16-week periods.

The pro forma financial information has been prepared using the acquisition method of accounting in accordance with business combination accounting guidance as provided in ASC 805 with Kroger treated as the accounting acquirer for the Merger.

Kroger will perform a comprehensive review of Albertsons’ accounting and financial reporting policies in connection with the closing of the Merger. Kroger has determined on a preliminary basis that no significant adjustments, other than the reclassification adjustments described in Note 2, are necessary to conform Albertsons’ financial statement presentation to the accounting policies used by Kroger.

The pro forma financial information presented herein is for informational purposes only and is not indicative of the financial position or results of operations that would have occurred if the Transactions had been completed as of the dates set forth above, nor are they indicative of the future results of operations or consolidated financial position of Kroger following the Transactions.

Differences between these preliminary estimates and the final acquisition and divestiture accounting may arise and these differences could have a material effect on the accompanying pro forma financial information and Kroger’s future results of operations and financial position after the Transactions are consummated.

2.	HISTORICAL ALBERTSONS AS ADJUSTED

This note reflects the reclassifications made to the Albertsons’ historical presentation of the unaudited condensed consolidated balance sheet as of June 15, 2024, the unaudited condensed consolidated statement of operations for the first quarter ended June 15, 2024 and the audited consolidated statement of operations for the year ended February 24, 2024, for the purposes of aligning Albertsons’ financial statements, as presented, to Kroger’s financial reporting presentation by financial statement line item. Albertsons’ historically reported amounts may differ due to rounding.

Based on the information currently available, Kroger has determined on a preliminary basis that no significant adjustments incremental to the reclassification adjustments described herein are necessary to conform Albertsons’ financial statement presentation to the accounting policies used by Kroger. Following the closing of the Merger, Kroger will perform a comprehensive review of Albertsons’ accounting and financial reporting policies. As a result of that review, Kroger may identify differences between policies, which when conformed, could have a material effect on the pro forma financial information.

The reclassification adjustments to the unaudited pro forma condensed combined balance sheet as of June 15, 2024, are as follows:

ALBERTSONS ADJUSTED BALANCE SHEET

AS OF JUNE 15, 2024

	Historical Albertsons	Reclassifications		Historical Albertsons as Adjusted
Cash and temporary cash investments	$291	$(83)	(a)	$208
Store deposits in-transit	-	745	(a)	745
Receivables	809	-		809
Inventories, net	4,720	-		4,720
Prepaid and other current assets	388	-		388
Total current assets	6,208	662		6,870

Property, plant and equipment, net	9,510	820	(e)	10,330
Operating lease assets	6,018	-		6,018
Intangibles, net	2,415	(820)	(e)	1,595
Goodwill	1,201	-		1,201
Other assets	725	-		725

Total Assets	$26,077	$662		$26,739

Current portion of long-term debt including obligations under finance leases	$83	$-		$83
Current portion of operating lease liabilities	675	-		675
Accounts payable	3,898	224	(b)	4,122
Accrued salaries and wages	1,196	(276)	(c)	920
Other current liabilities	1,214	714	(d)	1,928
Total current liabilities	7,066	662		7,728

Long-term debt including obligations under finance leases	7,775	-		7,775
Noncurrent operating lease liabilities	5,610	-		5,610
Deferred income taxes	755	-		755
Pension and postretirement benefit obligations	-	195	(f)	195
Other long-term liabilities	1,958	(195)	(f)	1,763

Total Liabilities	23,164	662		23,826

Shareowners’ equity	2,913	-		2,913

Total Equity	2,913	-		2,913

Total Liabilities and Equity	$26,077	$662		$26,739

(a)	Adjust “Cash and temporary cash investments” as follows:

Reclassifications
Store deposits in-transit	$(745)
Accrued salaries and wages	20
Accounts payable	642
Total Reclassification Adjustment	$(83)

(b)	Adjust “Accounts payable” as follows:

Reclassifications
Cash and temporary cash investments	$642
Other current liabilities	(418)
Total Reclassification Adjustment	$224

(c)	Adjust “Accrued salaries and wages” as follows:

Reclassifications
Cash and temporary cash investments	$20
Other current liabilities	(296)
Total Reclassification Adjustment	$(276)

(d)	Adjust “Other current liabilities” as follows:

Reclassifications
Accounts payable	$418
Accrued salaries and wages	296
Total Reclassification Adjustment	$714

(e)	Adjust “Intangibles, net” for internally developed software by $820, which amount is reclassified to “Property, plant and equipment, net.”

(f)	Adjust “Other long-term liabilities” for pension and postretirement benefit obligations by $195, which amount is reclassified to “Pension and postretirement benefit obligations.”

The reclassification adjustments to the unaudited pro forma condensed combined statement of operations for the first quarter ended June 15, 2024, are as follows:

ALBERTSONS ADJUSTED STATEMENT OF OPERATIONS

FOR THE FIRST QUARTER ENDED JUNE 15, 2024

	Historical Albertsons	Reclassifications		Historical Albertsons as Adjusted
Sales	$24,265	$(35)	(a)	$24,230
Cost of sales	17,526	(17,526)	(b)	-
Merchandise costs, including advertising, warehousing, and transportation, excluding items shown separately below	-	17,298	(b)	17,298
Operating, general and administrative	6,274	(629)	(c)	5,645
Loss on property dispositions and impairment losses, net	5	(5)	(c)	-
Rent	-	309	(d)	309
Depreciation and amortization	-	525	(e)	525
Interest expense	146	-		146
Non-service component of company-sponsored pension plan benefits	-	(3)	(f)	(3)
Other (income) expense, net	4	(4)	(f)	-
Income tax expense	69	-		69

Net earnings including noncontrolling interests	$241	$-		$241

(a)	Adjust components of “Sales” to “Rent.”

(b)	Adjust “Cost of sales” to “Merchandise costs, including advertising, warehousing, and transportation, excluding items shown separately below” as follows:

Reclassifications
Cost of sales	$17,526
Operating, general and administrative	(141)
Rent	(33)
Depreciation and amortization	(54)
Total Reclassification Adjustment	$17,298

(c)	Adjust “Operating, general and administrative” as follows:

Reclassifications
Merchandise costs, including advertising, warehousing, and transportation, excluding items shown separately below	$141
Loss on property dispositions and impairment losses, net	5
Rent	(311)
Depreciation and amortization	(471)
Other (income) expense, net	7
Total Reclassification Adjustment	$(629)

(d)	Adjust “Rent” as follows:

Reclassifications
Sales	$(35)
Merchandise costs, including advertising, warehousing, and transportation, excluding items shown separately below	33
Operating, general and administrative	311
Total Reclassification Adjustment	$309

(e)	Adjust “Depreciation and amortization” as follows:

Reclassifications
Merchandise costs, including advertising, warehousing, and transportation, excluding items shown separately below	$54
Operating, general and administrative	471
Total Reclassification Adjustment	$525

(f)	Adjust “Other (income) expense, net” as follows:

Reclassifications
Non-service component of company-sponsored pension plan benefits	$3
Operating, general and administrative	(7)
Total Reclassification Adjustment	$(4)

The reclassification adjustments to the unaudited pro forma condensed combined statement of operations for the year ended February 24, 2024, are as follows:

ALBERTSONS ADJUSTED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED FEBRUARY 24, 2024

	Historical Albertsons	Reclassifications		Historical Albertsons as Adjusted
Sales	$79,238	$(118)	(a)	$79,120
Cost of sales	57,192	(57,192)	(b)	-
Merchandise costs, including advertising, warehousing, and transportation, excluding items shown separately below	-	56,535	(b)	56,535
Operating, general and administrative	19,933	(2,086)	(c)	17,847
Loss on property dispositions and impairment losses, net	44	(44)	(c)	-
Rent	-	979	(d)	979
Depreciation and amortization	-	1,690	(e)	1,690
Interest expense	492	8	(f)	500
Non-service component of company- sponsored pension plan benefits	-	(20)	(f)	(20)
Other (income) expense, net	(12)	12	(f)	-
Income tax expense	293	-		293

Net earnings including noncontrolling interests	$1,296	$-		$1,296

(a)	Adjust components of “Sales” to “Rent.”

(b)	Adjust “Cost of sales” to “Merchandise costs, including advertising, warehousing, and transportation, excluding items shown separately below” as follows:

Reclassifications
Cost of sales	$57,192
Operating, general and administrative	(385)
Rent	(103)
Depreciation and amortization	(169)
Total Reclassification Adjustment	$56,535

(c)	Adjust “Operating, general and administrative” as follows:

Reclassifications
Merchandise costs, including advertising, warehousing, and transportation, excluding items shown separately below	$385
Loss on property dispositions and impairment losses, net	44
Rent	(994)
Depreciation and amortization	(1,521)
Total Reclassification Adjustment	$(2,086)

(d)	Adjust “Rent” as follows:

Reclassifications
Sales	$(118)
Merchandise costs, including advertising, warehousing, and transportation, excluding items shown separately below	103
Operating, general and administrative	994
Total Reclassification Adjustment	$979

(e)	Adjust “Depreciation and amortization” as follows:

Reclassifications
Merchandise costs, including advertising, warehousing, and transportation, excluding items shown separately below	$169
Operating, general and administrative	1,521
Total Reclassification Adjustment	$1,690

(f)	Adjust “Other (income) expense, net” as follows:

Reclassifications
Interest expense	$(8)
Non-service component of company- sponsored pension plan benefits	20
Total Reclassification Adjustment	$12

3.	PRELIMINARY PURCHASE PRICE ALLOCATION AND ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(i)	Calculation of Merger Consideration

Pursuant to the Merger Agreement, all of the shares of Class A common stock of Albertsons issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive $27.25 per share in cash, after adjusting for the $6.85 per share special dividend paid on January 20, 2023, to Albertsons’ stockholders of record as of October 24, 2022. The estimated Merger Consideration of $15,891 is composed of a $15,778 cash payment to Albertsons’ stockholders upon close and an estimated fair value for the converted Albertsons equity awards attributable to pre-combination services amounting to $113 in non-cash consideration. The Merger Consideration implies an Albertsons enterprise value of $23,540 including Kroger’s assumption of approximately $7,649 of Albertsons’ remaining net debt.

Pursuant to the Merger Agreement, at the Effective Time, each outstanding equity award denominated in shares of Class A common stock of Albertsons (collectively, “Albertsons equity awards”) will be converted into a corresponding equity award denominated in shares of common stock of Kroger (collectively, “converted equity awards”) with substantially similar terms and conditions (other than certain performance vesting conditions), by applying the equity exchange ratio defined in Note 4(g). The pro forma financial information reflects an adjustment to purchase consideration for an estimate of the fair value of these converted equity awards attributable to pre-combination service amounting to $113.

The preliminary Merger consideration is calculated as follows:

Preliminary Consideration
Albertsons common stock outstanding as of June 15, 2024	579
Adjusted purchase consideration per share	$27.25

Total paid to Albertsons’ stockholders	$15,778

Plus: Consideration for converted equity awards. See Note 4(g)	113

Total consideration	$15,891

(ii)	Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the purchase price and useful lives allocated to the assets acquired and liabilities assumed of Albertsons are preliminary and based on estimates of fair value and are provided to illustrate the estimated effect of the Merger using the fair value concepts defined in ASC 820, Fair Value Measurement, at the Merger closing date. Any excess of the Merger consideration over the preliminary estimate of the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The final determination of the purchase price allocation will be completed as soon as practicable after the Merger closing date and will be based on the fair value of the assets acquired and liabilities assumed as of the Merger closing date. Book value is assumed to approximate the preliminary fair value as of the closing date for certain current assets and current liabilities, right of use assets (other than the favorable/unfavorable analysis related to those assets), lease liabilities, self-insurance liabilities, pension and postretirement benefit obligations and assets. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. The final amounts allocated to the assets acquired and liabilities assumed may differ materially from the amounts presented in the pro forma financial information.

The preliminary purchase price allocation, which is based on management’s preliminary estimate of the fair value of the assets acquired and liabilities assumed, is as follows:

	Historical Albertsons as Adjusted	Fair Value Adjustments		Reclassifications to Held for Sale		Approximate Fair Value
Cash and temporary cash investments	$208	$-		$(17)	(j)	$191
Store deposits in-transit	745	-		-		745
Receivables	809	-		-		809
Inventories, net	4,720	793	(a)	(878)	(k)	4,635
Assets held for sale	-	-		3,802		3,802
Prepaid and other current assets	388	-		(23)	(l)	365
Property, plant and equipment, net	10,330	4,696	(b)	(1,506)	(m)	13,520
Operating lease assets	6,018	(219)	(c)	(848)	(n)	4,951
Intangibles, net	1,595	2,760	(d)	(530)	(o)	3,825
Other assets	725	(24)	(e)	-		701
Total Assets, excluding goodwill	25,538	8,006		-		33,544
Current portion of long-term debt including obligations under finance leases	83	-		(10)	(r)	73
Current portion of operating lease liabilities	675	-		(102)	(p)	573
Accounts payable	4,122	-		(24)	(q)	4,098
Accrued salaries and wages	920	(3)	(f) (u)	(117)	(q)	800
Liabilities held for sale	-	-		1,263		1,263
Other current liabilities	1,928	-		(27)	(q)	1,901
Long-term debt including obligations under finance leases	7,775	(149)	(g)	(63)	(r)	7,563
Noncurrent operating lease liabilities	5,610	-		(920)	(p)	4,690
Deferred income taxes	755	1,930	(h)	-		2,685
Pension and postretirement benefit obligations	195	-		-		195
Other long-term liabilities	1,763	-		-		1,763
Total Liabilities	23,826	1,778		-		25,604
Fair value of assets acquired in excess of liabilities assumed						7,940
Estimated purchase consideration						15,891
Estimated goodwill						7,951
Less: Historical Albertsons goodwill						(1,201)

Goodwill pro forma preliminary purchase price allocation adjustment						$6,750	(i)

Fair value adjustments

(a)	Reflects an adjustment related to the preliminary fair value step up of inventory. “Inventories, net” is comprised primarily of finished goods. The fair value of finished goods inventory was estimated using the comparative sales method.

(b)	Reflects a fair value adjustment related to the preliminary value of the identifiable property, plant and equipment. The preliminary value of the identifiable property, plant and equipment is determined using the income, cost, and/or market approaches, as applicable for each asset class. The preliminary favorable or unfavorable position of leased property under finance leases is determined using the income approach, namely the yield capitalization method.

The following table provides a summary of the preliminary value of the identifiable property, plant and equipment:

Fair Value of Acquired Assets
Land	$4,288
Buildings and land improvements	3,587
Equipment	3,874
Leasehold improvements	1,613
Internally developed software	830
Construction-in-progress	572
Leased property under finance leases	262
Property, plant and equipment, net	15,026
Less: Historical Albertsons net book value	(10,330)
Total Pro Forma Adjustment	$4,696

(c)	Reflects an adjustment due to the preliminary net unfavorable position of the leased properties which is determined using the income approach, namely the yield capitalization method.

(d)	Reflects a fair value step up adjustment to the preliminary value of the identifiable intangible assets, which is determined using the income, market, and cost approaches depending on the nature of the intangible asset. Assumptions considered in the development of the intangible asset fair values include, but are not limited to, the amount and timing of future cash flows, the selection of discount rates and royalty rates, market data for transactions of similar assets, the estimated costs to recreate the intangible assets and the assessment of the asset’s economic life.

The following table provides a summary of the preliminary fair value of the identifiable intangibles:

	Intended Useful Lives	Fair Value of Acquired Assets
Definite-lived pharmacy prescription files	7 years	$1,236
Definite-lived customer relationships	5 years	17
Definite-lived other	5 - 10 years	381
Indefinite-lived trade names		2,526
Indefinite-lived liquor licenses		195
Total intangibles, net		4,355
Less: Historical Albertsons net book value		(1,595)
Total Pro Forma Adjustment		$2,760

(e)	Reflects an adjustment related to the preliminary fair value of miscellaneous other assets.

(f)	Reflects an adjustment related to existing retention bonuses. See Note 3(s) for more details.

(g)	Reflects an adjustment related to the preliminary fair value of debt. The preliminary fair value of debt was based on Level 2 inputs, including market quotes or value for similar instruments, and interest rates currently available for the issuance of debt with similar terms and remaining maturities at a discount rate for the remaining principal payments.

(h)	Reflects an adjustment related to deferred tax liabilities which are derived based on fair value adjustments from the preliminary purchase allocation of $1,957 netted against the tax impact from the issuance of the converted awards in the pre-combination period of $27.

(i)	The pro forma adjustment represents the preliminary estimate of goodwill of $7,951, offset by the elimination of Albertsons’ historical goodwill of $1,201. The goodwill represents the excess of total consideration over the preliminary fair value of assets acquired and liabilities assumed.

Reclassifications to Held for Sale

The assets subject to Albertsons Divestitures are classified as current assets and liabilities held for sale in accordance with ASC 205-20 and ASC 210-10 as the disposal is expected to be consummated within one year of the balance sheet date and a portion of the proceeds is used to reduce the current portion of long-term debt in the pro forma financial information. The assets are measured at fair value less costs to sell as of the date of the Merger in accordance with ASC 360, Property, Plant, and Equipment. Refer to Note 6 for additional details and adjustments related to the Divestitures. Described below are details of the assets and liabilities expected to be divested in connection with the Albertsons Divestitures.

(j)	“Cash and temporary cash investments” includes cash transferred for each supermarket location.

(k)	“Inventories, net” includes store inventories.

(l)	“Prepaid and other current assets” includes prepaid supplies and taxes.

(m)	“Property, plant and equipment, net” includes the following:

Reclassifications to Held for Sale
Land	$(541)
Buildings and land improvements	(723)
Equipment	(194)
Construction-in-progress	(7)
Leased property under finance leases	(41)
Property, plant and equipment, net	$(1,506)

(n)	“Operating lease assets” includes leased properties under operating leases.

(o)	“Intangibles, net” includes the following:

	Intended Useful Lives	Reclassifications to Held for Sale
Definite-lived pharmacy prescription files	7 years	$(286)
Definite-lived other	5 years	(1)
Indefinite-lived trade names		(76)
Indefinite-lived liquor licenses		(167)
Total intangibles, net		$(530)

(p)	“Current portion of operating lease liabilities” and “Noncurrent operating lease liabilities” include liabilities related to leased properties under operating leases.

(q)	“Accounts payable,” “Accrued salaries and wages” and “Other current liabilities” include adjustments of accounts payable, accrued vacation and accrued expenses such as utilities, accrued property taxes and accrued common area maintenance expenses conveying with divested stores, warehouses and offices. For more details on “Accrued salaries and wages,” see Note 3(u).

(r)	“Long-term debt including obligations under finance leases” and “Current portion of long-term debt including obligations under finance leases” includes liabilities related to leased properties under finance leases.

(iii)	Other Transaction Accounting Adjustments

(s)	Reflects the following adjustments to cash and temporary cash investments:

Amount
Estimated consideration (1)	$15,778
Transaction costs (2)	139
Retention bonuses (3)	48
Reclassification to held for sale related to Albertsons Divestitures (4)	17
Total Pro Forma Adjustment	$15,982

(1)	Refer to Note 3(i) Calculation of Merger Consideration for more details.

(2)	These costs consist of legal advisory, financial advisory, accounting and consulting costs to be incurred by Kroger, in connection with the Merger, which are not yet reflected in the historical condensed balance sheet of Kroger. These transaction costs do not affect Kroger's consolidated statement of operations beyond 12 months after the Merger.

Other transaction costs may be incurred by Kroger and Albertsons and, to the extent material, will be reflected in the final acquisition and divestiture accounting.

(3)	Upon announcement of the Merger, Albertsons entered into a retention plan to retain certain employees with a total estimated payout of $95. Kroger acquired a liability of $48 from Albertsons for this retention plan. It is expected that this $48 of retention bonuses are to be paid concurrently with the closing of the Merger and this amount is included as an adjustment to “Cash & temporary cash investments” and “Accrued salaries and wages” in the unaudited pro forma condensed combined balance sheet as of May 25, 2024. The remaining $47 will be earned six months after the closing of the Merger and this amount is not included as an adjustment to “Cash & temporary cash investments,” rather it is included as an adjustment to the unaudited pro forma condensed combined statement of operations for the year ended February 3, 2024. These retention bonuses do not affect Kroger's consolidated statement of operations beyond 12 months after the Merger.

(4)	Refer to Note 3(j) for more details.

(t)	Represents the following adjustments to shareowners’ equity:

Amount
Elimination of Albertsons’ historical equity	$(2,913)
Estimated transaction costs (1)	(139)
Stock based compensation (2)	113
Total Pro Forma Adjustment	$(2,939)

(1)	Includes the equity effect of the transaction costs. Refer to Note 3(s) for additional information.

(2)	Includes the equity effect of the pre-combination service related to converted equity awards. Refer to Note 4(g) for additional information.

(u)	“Accrued salaries and wages” includes the following adjustments:

Amount
Adjustment of retention bonus liability (1)	$3
Reclassification to Held for Sale (2)	117
Payment of retention bonus liability (3)	48
Total Pro Forma Adjustment	$168

(1)	Reflects an adjustment to the historical retention bonus liability. Refer to Note 3(f) for more details.

(2)	Refer to Note 3(q) for more details.

(3)	Refer to Note 3(s) for more details.

4.	ADJUSTMENTS TO THE UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS

(i)	Transaction Costs

(a)	Reflects the one-time adjustments of $139 related to transaction costs and $47 related to retention bonuses which are estimated to be incurred and are reflected within the condensed combined consolidated statement of operations for the year ended February 3, 2024. Refer to Note 3(s) for additional information.

(ii)	Preliminary Purchase Price Allocation

Represents the expense effects of the preliminary purchase price allocation as described in Note 3, including:

(b)	Reflects the effect to “Merchandise costs, including advertising, warehousing, and transportation” associated with the preliminary fair value adjustment to “Inventories, net” and definite-lived pharmacy prescription files within “Intangibles, net.”

	First Quarter Ended May 25, 2024	Year Ended February 3, 2024
Inventories, net (1)
Pro forma adjustment for fair value of FIFO inventory (2)	$-	$151
Definite-lived pharmacy prescription files (3)
Amortization on new fair value	54	177
Less: Albertsons’ historical amortization	(4)	(9)
Pro forma adjustment for fair value of definite-lived pharmacy prescription files	50	168
Total Pro Forma Adjustment	$50	$319

(1)	Not expected to affect Kroger’s consolidated statement of operations beyond 12 months after the Merger.

(2)	Adjustment excludes the effect of the elimination of the LIFO reserve, which does not affect Kroger’s consolidated statement of operations.

(3)	The adjustment was calculated on a straight-line basis using a useful life of seven years for the first quarter ended May 25, 2024, and for the year ended February 3, 2024.

(c)	Reflects the effect to “Depreciation and amortization” expense associated with the preliminary fair value adjustment to “Property, plant and equipment, net” and definite-lived intangibles within “Intangibles, net.” The effect to the consolidated statement of operations associated with the favorable/unfavorable finance leases is not reflected within the pro forma financial information due to it not being material.

	First Quarter Ended May 25, 2024	Year Ended February 3, 2024
Property, plant and equipment, net (1)
Depreciation on new fair value of assets	$446	$1,448
Less: Albertsons’ historical depreciation	(509)	(1,638)
Pro forma adjustment for property, plant and equipment, net	(63)	(190)
Definite-lived intangibles (2)
Amortization on new fair value of assets	15	47
Less: Albertsons’ historical amortization	(16)	(52)
Pro forma adjustment for definite-lived intangibles	(1)	(5)
Total Pro Forma Adjustment	$(64)	$(195)

(1)	The adjustment was calculated on a straight-line basis using a weighted average estimated remaining useful life of twelve years for the first quarter ended May 25, 2024, and for the year ended February 3, 2024.

(2)	Excludes amortization resulting from definite-lived pharmacy prescription files. Refer to Note 4(b) for inclusion within “Merchandise costs, including advertising, warehousing, and transportation.”

(d)	Reflects the effect to “Interest expense” associated with the preliminary fair value of long-term debt within “Long-term debt including obligations under finance leases” and a historical Albertsons asset backed loan facility that has no balance outstanding within the unaudited pro forma condensed combined balance sheet and will not be assumed by Kroger. Other “Interest expense” accounts were not adjusted and kept at historical values.

	First Quarter Ended May 25, 2024	Year Ended February 3, 2024
Asset backed loan facility
Less: Albertsons’ historical Interest expense	$(9)	$(54)
Fair value of long-term debt
Interest expense due to fair value adjustment	13	43
Less: Albertsons’ amortization of deferred financing fees	(5)	(15)
Total Pro Forma Adjustment	$(1)	$(26)

(e)	Reflects the income tax effect of the Merger using an estimated blended statutory tax rate of 24.0%. Because the adjustments contained in the pro forma financial information are based on estimates, the effective tax rate herein will likely vary from the effective rate in periods subsequent to the Transactions.

(f)	Reflects the effect to “Operating, general and administrative” associated with the preliminary fair value of “SaaS prepaid assets, net” included within “Other Assets.”

	First Quarter Ended May 25, 2024	Year Ended February 3, 2024
SaaS prepaid assets, net (1)
Recalculated amortization (2)	$15	$48
Less: Albertsons’ historical amortization	(24)	(81)
Total Pro Forma Adjustment	$(9)	$(33)

(1)	“SaaS prepaid assets, net” represents capitalized implementation costs related to cloud computing arrangements that are service contracts.

(2)	The adjustment was calculated on a straight-line basis using an intended useful life of four years for the first quarter ended May 25, 2024, and for the year ended February 3, 2024.

(iii)	Stock-Based Compensation

(g)	Pursuant to the Merger Agreement, at the Effective Time, each outstanding Albertsons equity award will be converted into a Kroger equity award with substantially similar terms and conditions (other than certain performance vesting conditions), by applying the equity exchange ratio.

The below table represents the computation of the equity award exchange ratio:

Amount
Purchase Consideration per share	$34.10
Less: Special dividend paid per share	(6.85)
Adjusted purchase consideration per share	27.25
Kroger average stock price (5-day average prior to May 25, 2024)	53.55
Exchange Ratio	$0.51

Based on the exchange ratio, Kroger has determined the number of Albertsons’ equity awards that will become converted equity awards:

Amount
Performance awards outstanding	6.7
Time based awards outstanding	5.8
Albertsons total awards outstanding	12.5
Exchange ratio	0.51
Number of converted equity awards	6.38
Per share fair value of converted equity awards (5-day average prior to May 25, 2024)	$53.55
Fair value of converted equity awards to be allocated between pre- and post-combination periods	$342

The acquisition date fair value of the converted equity awards was determined by utilizing the 5-day average fair value of Kroger’s common stock prior to May 25, 2024. The costs attributable to the pre-combination services of $113 is included in the Merger consideration. A weighted average vesting term and an estimated forfeiture rate of 5% were used to determine the pre- and post-combination portion of the converted equity awards.

The following table represents the adjustment to reflect the post-combination effect of the converted equity awards:

	First Quarter Ended May 25, 2024	Year ended February 3, 2024
Post-combination stock-based compensation expense	$33	$108
Less: Historical compensation expense	(34)	(92)
Total Pro Forma Adjustment	$(1)	$16

5.	FINANCING ADJUSTMENTS

Kroger’s financing needs are subject to change depending on various factors including changes in Kroger’s cash position.

The following table presents Kroger’s planned sources and uses of cash related to the Transactions.

Preliminary Sources and Uses of Cash
Kroger cash and temporary cash investments	$2,846
Albertsons cash and temporary cash investments	208
Beginning cash and temporary cash investments	3,054

Sources:
New Financing (1)	10,000
Term Loan #1 (1)	3,000
Term Loan #2 (1)	1,750
Cash received from C&S (2)	2,761
Total sources of cash and temporary cash investments	17,511

Uses:
Payment to Albertsons' stockholders (3)	(15,778)
Merger-related transaction costs (4)	(139)
Financing costs (1)	(81)
Retention bonuses (4)	(48)
Divestiture-related transaction costs (5)	(72)
Cash disposed with Albertsons Divestitures (4)	(17)
Cash disposed with Kroger Divestitures (6)	(1)
Term Loans payoff with cash received from C&S (7)	(2,073)
Total uses of cash and temporary cash investments	(18,209)

Ending cash and temporary cash investments	$2,356

(1)	Refer to Note 5(a) for additional information.

(2)	Refer to Note 6 for additional information.

(3)	Refer to Note 3(i) Calculation of Merger Consideration for additional information.

(4)	Refer to Note 3(s) for additional information.

(5)	Refer to Note 6(n) for additional information. The costs refer to a payout for a transition services agreement and other transaction costs.

(6)	Refer to Note 6(a) for additional information.

(7)	Refer to Note 6(l) for additional information.

(a)	Represents the effect to the unaudited pro forma condensed combined balance sheet associated with the expected Financing Arrangements:

	Current Portion of Long-term Debt	Long-term Debt	Total
Term Loan #1 (1)	$323	$2,677	$3,000
Term Loan #2 (1)	1,750	-	1,750
New Financing	-	10,000	10,000
Less: debt issuance costs (2)	(1)	(80)	(81)
Total Pro Forma Adjustment	$2,072	$12,597	$14,669

(1)	The pro forma financial information reflects the full payment of Term Loan #2 and the partial payment of Term Loan #1 in the amount of $323 using cash received from C&S. As such, $2,073 is presented as the current portion of long-term debt.

(2)	Debt issuance costs include various incremental fees incurred in connection with the Financing Arrangements and the Exchange Offer.

(b)	Represents the effect related to interest expense within the unaudited pro forma condensed combined statement of operations associated with the Financing Arrangements:

	First Quarter Ended May 25, 2024	Year Ended February 3, 2024
Term Loan #1 (1)	$53	$178
New Financing (2)	177	586
Amortization of debt issuance costs (3)	3	10
Total Pro Forma Adjustment	$233	$774

(1)	Interest on Term Loan #1 is calculated using the Secured Overnight Financing Rate (“SOFR”) adjusted for a margin as described within the Term Loan Credit Agreement and is estimated to be 6.55%. Term Loan #2 is expected to be fully paid off with cash received from C&S upon the completion of the Divestitures while Term Loan #1 is expected to be partially paid off. The interest expense associated with Term Loan #2 is not expected to have a material effect on the unaudited pro forma condensed combined statement of operations. Therefore, no interest expense associated with Term Loan #2 is presented. Refer to Note 6 for the payoff of Term Loan #2, partial pay off of Term Loan #1 and the write-off of the associated debt issuance costs.

An increase or decrease of 1/8% in the interest rate applied to Term Loan #1 would result in a change in pro forma interest expense of approximately $1 and $3 for the first quarter ended May 25, 2024, and for the year ended February 3, 2024, respectively.

(2)	Interest on the New Financing is calculated using an estimated fixed interest rate of 5.77% as of May 25, 2024, which reflects Kroger's best estimate of the interest rate on the Expected Long-term Indebtedness.

In the event available financing under the Bridge Facility is used instead of the Expected Long-term Indebtedness, a material difference to pro forma net earnings could occur. Kroger estimates the use of the Bridge Facility would cause a decrease to pro forma net earnings of $370, $281 net of tax, for the year ended February 3, 2024, due to incremental interest expense and other debt related costs. The effect to pro forma net earnings was calculated using an estimated variable rate of 6.92%, which is based on SOFR plus applicable adjustments. If the Bridge Facility were to be used, due to its maximum term of 364 days, Kroger would need to secure equivalent alternative financing at the expiration of the Bridge Facility, which could further decrease pro forma net earnings for the first quarter ended May 25, 2024. Although the Bridge Facility is not expected to be used, Kroger has provided the estimated pro forma income statement effect for the year ended February 3, 2024, for sensitivity purposes.

(3)	Represents amortization of debt issuance costs to interest expense.

(c)	Reflects the income tax effect of the Financing Arrangements using an estimated blended statutory tax rate of 24.0%. Because the adjustments contained in the pro forma financial information are based on estimates, the effective tax rate herein will likely vary from the effective rate in periods subsequent to the Transactions.

6.	C&S DISPOSITION ADJUSTMENTS

The below adjustments reflect the effect of the sale of the assets and liabilities expected to be divested in connection with the Divestitures and the effect of their historical operations as the pro forma financial information assumes the Divestitures take place simultaneously with the closing of the Merger. A loss related to the Divestitures is presented in the unaudited pro forma condensed combined statement of operations for the year ended February 3, 2024, and the related effect to equity is presented in the unaudited pro forma condensed combined balance sheet as of May 25, 2024.

The Albertsons Divestitures are adjusted to fair value less costs to sell and are classified as assets and liabilities held for sale upon acquisition (see Note 3 for additional details). The Kroger Divestitures were not classified as assets and liabilities held for sale in the historical period presented as of May 25, 2024, because the Merger was contingent upon regulatory approval and the potential for Kroger’s plan of disposal to change. The pro forma financial information assumes the Kroger Divestitures take place simultaneously with the closing of the Merger and as a result, no reclassification to held for sale has been reflected.

The adjustments to the unaudited pro forma condensed combined balance sheet as of May 25, 2024, for the Divestitures and related adjustments are as follows:

	Divestitures		Disposition Transaction Accounting Adjustments		Dispositions
ASSETS
Current assets
Cash and temporary cash investments	$2,760	(a)	$(2,145)	(l)	$615
Inventories, net	(120)	(b)	-		(120)
Assets held for sale	(3,802)	(c)	-		(3,802)
Total current assets	(1,162)		(2,145)		(3,307)

Property, plant and equipment, net	(405)	(d)	-		(405)
Operating lease assets	(645)	(e)	-		(645)
Intangibles, net	(141)	(f)	-		(141)
Goodwill	(169)	(g)	-		(169)

Total Assets	$(2,522)		$(2,145)		$(4,667)

LIABILITIES
Current liabilities
Current portion of long-term debt including obligations under finance leases	$(5)	(h)	$(2,072)	(m)	$(2,077)
Current portion of operating lease liabilities	(47)	(e)	-		(47)
Accrued salaries and wages	(33)	(i)	-		(33)
Liabilities held for sale	(1,263)	(c)	-		(1,263)
Other current liabilities	-		476	(j)	476
Total current liabilities	(1,348)		(1,596)		(2,944)

Long-term debt including obligations under finance leases	(88)	(h)	-		(88)
Noncurrent operating lease liabilities	(640)	(e)	-		(640)
Deferred income taxes	-		(476)	(j)	(476)

Total Liabilities	(2,076)		(2,072)		(4,148)

SHAREOWNERS’ EQUITY

Shareowners’ equity	(446)	(k)	(73)	(n)	(519)

Total Liabilities and Equity	$(2,522)		$(2,145)		$(4,667)

(a)	Includes (i) $1 of store cash transferred to C&S for the Kroger Divestitures and (ii) cash consideration received of $2,761 in connection with the Divestitures.

(b)	Includes store inventories expected to be divested in connection with the Kroger Divestitures.

(c)	The Albertsons Divestitures, which consist of assets acquired and liabilities assumed in connection with the Merger and are expected to be divested in connection with the Divestitures, are classified as assets and liabilities held for sale in accordance with ASC 205-20 and measured at fair value less costs to sell as of the date of the Merger in accordance with ASC 360, Property, Plant, and Equipment. Refer to Note 3: Reclassifications to Held for Sale for additional details and adjustments related to the assets and liabilities classified as held for sale and expected to be divested.

(d)	Includes assets at stores, distribution centers, offices and fuel centers expected to be divested in connection with the Kroger Divestitures.

(e)	Includes lease assets and liabilities for properties under operating leases expected to be divested in connection with the Kroger Divestitures.

(f)	Includes pharmacy prescription files, liquor licenses and the Mariano’s banner which are expected to be divested in connection with the Kroger Divestitures.

(g)	Represents the portion of goodwill associated with the stores expected to be divested in connection with the Kroger Divestitures.

(h)	Includes liabilities for leased property under finance leases related to the Kroger Divestitures.

(i)	Includes the accrued salaries & wages that will be assumed by C&S as part of the Kroger Divestitures.

(j)	Includes a reclassification of “Deferred income taxes” to “Other current liabilities” as a result of the Divestitures.

(k)	The loss on sale to C&S is calculated using the purchase price of $2,761, which excludes the purchase consideration related to the separate future transaction for the sale of select warehouse inventory.

(l)	Includes the following:

Amount
Term Loans payoff with cash received from C&S	$2,073
Transition services agreement (1)	64
Other transaction costs (2)	8
Total Pro Forma Adjustment	$2,145

(1)	This amount represents $64 of incremental costs Kroger expects to incur to stand up the systems and processes to support the TSA for which Kroger does not expect to be reimbursed. Note that these are incremental costs above what has already been incurred in the historical periods.

(2)	Includes transfer taxes and banker fees expected to be owed at the consummation of the Divestitures.

(m)	Includes the effect of Kroger paying off Term Loan #2 and partial paying off of Term Loan #1 with the Divestiture proceeds. Refer to Note 5(a) for details behind the components of the current portion of long-term debt.

(n)	Includes the following:

Amount
Transition services agreement (1)	$64
Other transaction costs (1)	8
Total Pro Forma Adjustment for transaction costs	72

Write-off of debt issuance costs (2)	1
Total Pro Forma Adjustment for debt issuance costs	1
Total Pro Forma Adjustment	$73

(1)	Refer to Note 6(l) for further information.

(2)	Includes the effect of Kroger writing off debt issuance costs related to Term Loans. Refer to Note 5(a) for details behind the components of the current portion of long-term debt.

The adjustments to the unaudited pro forma condensed combined statement of operations for the first quarter ended May 25, 2024, related to the Divestitures, are as follows:

	Divestitures		Disposition Transaction Accounting Adjustments		Dispositions
Sales	$(6,387)	(o)	$-		$(6,387)

Operating expenses
Merchandise costs, including advertising, warehousing, and transportation, excluding items shown separately below	(4,588)	(o)	(12)	(y)	(4,600)
Operating, general and administrative	(1,277)	(p)	-		(1,277)
Rent	(81)	(q)	-		(81)
Depreciation and amortization	(106)	(r)	62	(z)	(44)

Operating profit	(335)		(50)		(385)

Other income (expense)
Interest expense	3	(s)	-		3

Net earnings before income tax expense	(332)		(50)		(382)

Income tax expense	(80)	(w)	(12)	(w)	(92)

Net earnings including noncontrolling interests	(252)		(38)		(290)
Net income attributable to noncontrolling interests	-		-		-

Net earnings attributable to The Kroger Co.	$(252)		$(38)		$(290)

The adjustments to the unaudited pro forma condensed combined statement of operations for the year ended February 3, 2024, related to the Divestitures, are as follows:

	Divestitures		Disposition Transaction Accounting Adjustments		Dispositions
Sales	$(20,937)	(o)	$-		$(20,937)

Operating expenses
Merchandise costs, including advertising, warehousing, and transportation, excluding items shown separately below	(15,100)	(o)	(68)	(x)	(15,168)
Operating, general and administrative	(4,083)	(p)	72	(u)	(4,011)
Rent	(261)	(q)	-		(261)
Depreciation and amortization	(356)	(r)	206	(z)	(150)

Operating profit	(1,137)		(210)		(1,347)

Other income (expense)
Interest expense	9	(s)	(1)	(v)	8
Loss on sale to C&S	(446)	(t)	-		(446)

Net earnings before income tax expense	(1,574)		(211)		(1,785)

Income tax expense	(377)	(w)	(51)	(w)	(428)

Net earnings including noncontrolling interests	(1,197)		(160)		(1,357)
Net income attributable to noncontrolling interests	-		-		-

Net earnings attributable to The Kroger Co.	$(1,197)		$(160)		$(1,357)

(o)	Includes sales and merchandise costs attributable to the historical operations of the Divestitures.

(p)	Includes primarily employee-related costs such as wages, healthcare benefit costs, retirement plan costs, utilities and credit card fees attributable to the historical operations of the Divestitures.

(q)	Includes primarily rent expense attributable to the leases of the Divestitures.

(r)	Includes depreciation and amortization attributable to the property, plant and equipment, finance lease assets and intangibles attributable to the Divestitures.

(s)	Reflects the effect to interest expense related to the finance leases attributable to the Divestitures.

(t)	The loss on sale to C&S is calculated using the purchase price of $2,761, which excludes the purchase consideration related to the separate future transaction for the sale of select warehouse inventory.

(u)	Refer to Note 6(n) for additional details related to the transition services agreement and other transaction costs.

(v)	Reflects the write-off of unamortized debt issuance costs related to the payoff of Term Loan #2 and partial pay off of Term Loan #1. Refer to Note 6(n) for additional information.

(w)	Reflects the income tax effect of the Divestitures using an estimated blended statutory tax rate of 24.0%. Because the adjustments contained in the pro forma financial information are based on estimates, the effective tax rate herein will likely vary from the effective rate in periods subsequent to the Transactions.

(x)	Reflects the effect to “Merchandise costs, including advertising, warehousing, and transportation” associated with the preliminary fair value adjustment to “Inventories, net” and “Intangibles, net” classified as held for sale.

(y)	Reflects the effect to “Merchandise costs, including advertising, warehousing and transportation” associated with the preliminary fair value adjustment to “Intangibles, net.”

(z)	Reflects the effect to “Depreciation and amortization” associated with the preliminary fair value adjustment to “Property, plant and equipment, net” and “Intangibles, net” classified as held for sale.

7.	PRO FORMA EARNINGS PER SHARE

The pro forma “Net earnings attributable to The Kroger Co. per basic common share” equals pro forma net earnings attributable to Kroger less income allocated to participating securities divided by the weighted-average number of common shares outstanding. The pro forma “Net earnings attributable to The Kroger Co. per diluted common share” equals pro forma net earnings attributable to Kroger less income allocated to participating securities divided by the weighted-average number of common shares outstanding, after giving effect to dilutive stock awards and Albertsons equity awards, which will be replaced with non-participating Kroger equity award securities upon close. The following table provides a reconciliation of the pro forma “Net earnings attributable to The Kroger Co.” and shares used in calculating pro forma net earnings attributable to Kroger per basic common share to those used in calculating pro forma net earnings attributable to Kroger per diluted common share:

	First Quarter Ended May 25, 2024			Year Ended February 3, 2024
	Earnings (Numerator)	Shares (Denominator)	Per Share Amount	Earnings (Numerator)	Shares (Denominator)	Per Share Amount
Net earnings attributable to The Kroger Co. per basic common share	$734	721	$1.02	$1,301	718	$1.81
Dilutive effect of Kroger stock awards		6			7
Dilutive effect of converted equity awards issued		6			5

Net earnings attributable to Kroger per diluted common share	$734	733	$1.00	$1,301	730	$1.78

Kroger had combined undistributed and distributed earnings to participating securities totaling $6 and $11 for the first quarter ended May 25, 2024, and for the year ended February 3, 2024, respectively.